SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO § 240.13d-2

(Amendment No. 3)

THE BANK OF NEW YORK MELLON CORPORATION

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

064058100

(CUSIP Number)

March 3, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1 (b)

☐ Rule 13d-1 (c)

☐ Rule 13d-1 (d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP No. 064058100	13G	Page 2 of 60 Pages

1	NAME OF REPORTING PERSON Warren E. Buffett
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 88,130,897 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 88,130,897 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 88,130,897 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.96%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 064058100	13G	Page 3 of 60 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 88,130,897 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 88,130,897 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 88,130,897 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.96%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No. 064058100	13G	Page 4 of 60 Pages

1	NAME OF REPORTING PERSON National Indemnity Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 50,745,147 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 50,745,147 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,745,147 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.73%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 5 of 60 Pages

1	NAME OF REPORTING PERSON GEICO Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 6,490,384 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 6,490,384 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,490,384 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.73%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No. 064058100	13G	Page 6 of 60 Pages

1	NAME OF REPORTING PERSON Government Employees Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 6,160,384 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 6,160,384 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,160,384 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.70%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 7 of 60 Pages

1	NAME OF REPORTING PERSON Columbia Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 12,864,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 12,864,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,864,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.45%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 8 of 60 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Assurance Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 5,088,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 5,088,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,088,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.66%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 9 of 60 Pages

1	NAME OF REPORTING PERSON Finial Reinsurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Connecticut

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 1,106,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 1,106,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,106,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.12%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 10 of 60 Pages

1	NAME OF REPORTING PERSON National Indemnity Company of the South
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 388,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 388,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 388,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 11 of 60 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Specialty Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 10,839,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 10,839,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,839,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.22%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 12 of 60 Pages

1	NAME OF REPORTING PERSON National Fire & Marine Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 3,854,463 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 3,854,463 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,854,463 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.44%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 13 of 60 Pages

1	NAME OF REPORTING PERSON Redwood Fire & Casualty Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 2,064,800 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 2,064,800 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,064,800 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.29%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 14 of 60 Pages

1	NAME OF REPORTING PERSON National Indemnity Company of Mid America
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Iowa

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 568,400 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 568,400 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 568,400 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 15 of 60 Pages

1	NAME OF REPORTING PERSON Oak River Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 746,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 746,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 746,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 16 of 60 Pages

1	NAME OF REPORTING PERSON AmGUARD Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 132,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 132,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 132,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 17 of 60 Pages

1	NAME OF REPORTING PERSON NorGUARD Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 132,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 132,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 132,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 18 of 60 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Homestate Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 2,148,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 2,148,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,148,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.24%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 19 of 60 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Direct Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 132,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 132,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 132,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 20 of 60 Pages

1	NAME OF REPORTING PERSON National Liability & Fire Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Connecticut

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 2,140,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 2,140,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,140,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.24%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 21 of 60 Pages

1	NAME OF REPORTING PERSON Cypress Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 776,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 776,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 776,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 22 of 60 Pages

1	NAME OF REPORTING PERSON MedPro Group Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Indiana

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 7,319,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 7,319,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,319,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.83%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 23 of 60 Pages

1	NAME OF REPORTING PERSON The Medical Protective Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Indiana

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 6,677,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 6,677,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,677,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.75%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 24 of 60 Pages

1	NAME OF REPORTING PERSON Princeton Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New Jersey

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 642,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 642,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 642,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 25 of 60 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Life Insurance Company of Nebraska
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 1,793,915 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 1,793,915 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,793,915 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.20%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 26 of 60 Pages

1	NAME OF REPORTING PERSON Old United Casualty Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Kansas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 268,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 268,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 268,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 27 of 60 Pages

1	NAME OF REPORTING PERSON Brilliant National Services, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 111,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 111,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 111,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 064058100	13G	Page 28 of 60 Pages

1	NAME OF REPORTING PERSON NRG America Holding Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 214,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 214,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 214,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 064058100	13G	Page 29 of 60 Pages

1	NAME OF REPORTING PERSON MPP Company Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Kansas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 1,092,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 1,092,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,092,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.12%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 064058100	13G	Page 30 of 60 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Consolidated Pension Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 6,748,092 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 6,748,092 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,748,092 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.76%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 064058100	13G	Page 31 of 60 Pages

1	NAME OF REPORTING PERSON BNSF Master Retirement Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 412,657 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 412,657 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 412,657 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No. 064058100	13G	Page 32 of 60 Pages

1	NAME OF REPORTING PERSON GEICO Advantage Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 330,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 330,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 330,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 33 of 60 Pages

1	NAME OF REPORTING PERSON General Re Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 8,802,656 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 8,802,656 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,802,656 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.99%
12	TYPE OF REPORTING PERSON CO, HC

CUSIP No. 064058100	13G	Page 34 of 60 Pages

1	NAME OF REPORTING PERSON General Re Life Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State Connecticut

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 946,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 946,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 946,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.11%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 35 of 60 Pages

1	NAME OF REPORTING PERSON General Reinsurance Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 8,802,656 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 8,802,656 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,802,656 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.99%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 36 of 60 Pages

1	NAME OF REPORTING PERSON General Star Indemnity Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 537,750 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 537,750 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 537,750 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 37 of 60 Pages

1	NAME OF REPORTING PERSON General Star National Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 131,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 131,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 131,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 38 of 60 Pages

1	NAME OF REPORTING PERSON Genesis Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 103,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 103,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 103,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 39 of 60 Pages

1	NAME OF REPORTING PERSON West GUARD Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 264,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 264,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 264,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO, HC

CUSIP No. 064058100	13G	Page 40 of 60 Pages

1	NAME OF REPORTING PERSON Mt. Vernon Fire Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 1,493,450 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 1,493,450 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,493,450 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.17%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 41 of 60 Pages

1	NAME OF REPORTING PERSON Radnor Specialty Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 0 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 0 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 42 of 60 Pages

1	NAME OF REPORTING PERSON United States Liability Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 750,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 750,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 750,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 43 of 60 Pages

1	NAME OF REPORTING PERSON U.S. Underwriters Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 0 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 0 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 44 of 60 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway International Insurance LTD.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom of Great Britain

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 783,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 783,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 783,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 064058100	13G	Page 45 of 60 Pages

1	NAME OF REPORTING PERSON Precision Castparts Corp. Master Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Oregon

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 350,500 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 350,500 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 350,500 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON EP

Item 1.

(a)	Name of Issuer

The Bank of New York Mellon Corporation

(b)	Address of Issuer’s Principal Executive Offices

225 Liberty Street, New York, NY 10286

Item 2(a). Name of Person Filing:

Item 2(b). Address of Principal Business Office:

Item 2(c). Citizenship:

Warren E. Buffett 3555 Farnam Street Omaha, Nebraska 68131 United States Citizen	Berkshire Hathaway Inc. 3555 Farnam Street Omaha, Nebraska 68131 Delaware corporation

National Indemnity Company 3024 Harney Street Omaha, Nebraska 68131 Nebraska corporation	National Liability & Fire Insurance Company 1314 Douglas Street Omaha, NE 68102 Connecticut corporation

The Medical Protective Company 5814 Reed Road Fort Wayne, IN 46835 Indiana corporation	Cypress Insurance Company 1314 Douglas Street Omaha, NE 68102 California

National Indemnity Company of the South 1314 Douglas Street Omaha, NE 68102 Florida	National Fire & Marine Insurance Company 1314 Douglas Street Omaha, Nebraska 681302 Nebraska

Redwood Fire & Casualty Insurance Company 1314 Douglas Street Omaha, NE 68102 Nebraska	GEICO Corporation One GEICO Plaza Washington, DC 20076 Delaware

Columbia Insurance Company 1314 Douglas Street Omaha, Nebraska 68102 Nebraska	MedPro Group Inc. 5814 Reed Road Fort Wayne, IN 46835 Indiana corporation

Berkshire Hathaway Consolidated Pension Plan Master Retirement Trust c/o Berkshire Hathaway Inc. 3555 Farnham Street Omaha, NE 68131 Delaware	Berkshire Hathaway Assurance Corporation 1314 Douglas Street Omaha, NE 68102 New York

AmGUARD Insurance Company of Nebraska c/o Berkshire Hathaway GUARD P.O. Box A-H Wilkes-Barre, PA 18703 Pennsylvania	Berkshire Hathaway Specialty Insurance Company 1314 Douglas Street Omaha, NE 68102 Nebraska

Berkshire Hathaway Life Insurance Company of Nebraska 1314 Douglas Street Omaha, NE 68102 Nebraska	Berkshire Hathaway Homestate Insurance Company 1314 Douglas Street Omaha, NE 68102 Nebraska

Princeton Insurance Company 746 Alexander Road Princeton, NJ 08540 New Jersey	BNSF Master Retirement Trust c/o BNSF Railway Co. 2650 Lou Menk Drive Fort Worth, TX 76131 Texas

Precision Castparts Corp. Master Trust c/o Precision Castparts Corporation 4650 SW Macadam Ave Portland, OR 97239 Oregon	National Indemnity Company of Mid America 1314 Douglas Street Omaha, NE 68102 Iowa

Oak River Insurance Company 1314 Douglas Street Omaha, NE 68102 Nebraska	NorGUARD Insurance Company 16 South River Street Wilkes-Barre, PA 18703 Pennsylvania

Old United Casualty Company 8500 Shawnee Mission Parkway Merriam, KS 66202 Kansas	Government Employees Insurance Company 5260 Western Ave. Chevy Chase, MD 20815 Maryland

Finial Reinsurance Company 1314 Douglas street Omaha, NE 68102 Connecticut	Berkshire Hathaway Direct Insurance Company 1314 Douglas Street Omaha, NE 68102 Delaware

NRG America Holding Company 1314 Douglas Street Omaha, NE 68102 Delaware	Brilliant National Services, Inc. 1314 Douglas Street Omaha, NE 68102 Delaware

Genesis Insurance Company 120 Long Ridge Road Stamford, CT 06902 Delaware Corporation	MPP Company Inc. 8500 Shawnee Mission Parkway Meriam, KS 66202 Kansas

West GUARD Insurance Company 16 S. River Street Wilkes-Barre, PA 18703 Pennsylvania Corporation	Berkshire Hathaway International Insurance LTD 1314 Douglas Street Omaha, NE 68102 United Kingdom of Britain Corporation

GEICO Advantage Insurance Company 5260 Western Avenue Chevy Chase, MD 20815 Nebraska Corporation	General Re Life Corporation 120 Long Ridge Road Stamford, CT 06902 Connecticut Corporation

General Re Corporation 120 Long Ridge Road Stamford, CT 06902 Delaware Corporation	General Reinsurance Corporation 120 Long Ridge Road Stamford, CT 06902 Delaware Corporation

General Star National Insurance Company 120 Long Ridge Road Stamford, CT 06902 Delaware Corporation	General Star Indemnity Company 120 Long Ridge Road Stamford, CT 06902 Delaware Corporation

Mt. Vernon Fire Insurance Company 1190 Devon Park Drive Wayne, PA 19807 Pennsylvania Corporation	Radnor Specialty Insurance Company 1190 Devon Park Drive Wayne, PA 19807 Nebraska Corporation

United States Liability Insurance Company 1190 Devon Park Drive Wayne, PA 19807 Pennsylvania Corporation	U.S. Underwriters Insurance Company 1190 Devon Park Drive Wayne, PA 19807 Pennsylvania Corporation

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

064058100

Item 3. If this statement is filed pursuant to § 240.13d-1(b), or § 240.13d-2(b) or (c), check whether the person filing is a:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.), Berkshire Hathaway Inc., GEICO Corporation, Med Pro Group Inc. and General Re Corporation are each a Parent Holding Company or Control Person, in accordance with § 240.13d-1(b)(1)(ii)(G).

National Indemnity Company, National Fire & Marine Insurance Company, Columbia Insurance Company, National Liability & Fire Insurance Company, Cypress Insurance Company, National Indemnity Company of the South, Redwood Fire & Casualty Insurance Company, Government Employees Insurance Company, The Medical Protective Company, Berkshire Hathaway Assurance Corporation, Berkshire Hathaway Life Insurance Company of Nebraska, Berkshire Hathaway Homestate Insurance Company, Princeton Insurance Company, National Indemnity Company of Mid America, Berkshire Hathaway Specialty Insurance Company, AmGUARD Insurance Company, Finial Reinsurance Company, Oak River Insurance Company, NorGUARD Insurance Company, Old United Casualty Company, Berkshire Hathaway Direct Insurance Company, GEICO Advantage Insurance Company, General Re Life Corporation, General Reinsurance Corporation, General Star Indemnity Company, General Star National Insurance Company, Genesis Insurance Company, West GUARD Insurance Company, Mt. Vernon Fire Insurance Company, Radnor Specialty Insurance Company, United States Liability Insurance Company, U.S. Underwriters Insurance Company and Berkshire Hathaway International Insurance LTD are each an Insurance Company as defined in section 3(a)(19) of the Act.

Berkshire Hathaway Consolidated Pension Plan Mater Retirement Trust, BNSF Master Retirement Trust and Precision Castparts Corp. Master Trust are each an Employee Benefit Plan in accordance with § 240.13d-1(b)(1)(ii)(F).

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially Owned

See the Cover Pages for each of the Reporting Persons.

(b)	Percent of Class

See the Cover Pages for each of the Reporting Persons.

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote

(ii)	shared power to vote or to direct the vote

(iii)	sole power to dispose or to direct the disposition of

(iv)	shared power to dispose or to direct the disposition of

See the Cover Pages for each of the Reporting Persons.

Item 5. Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

See Exhibit A.

Item 8. Identification and Classification of Members of the Group.

See Exhibit A.

Item 9. Notice of Dissolution of Group.

Not Applicable.

Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 9th day of April, 2020

/s/ Warren E. Buffett

Warren E. Buffett

BERKSHIRE HATHAWAY INC.

By:	/s/ Warren E. Buffett
Warren E. Buffett
Chairman of the Board

NATIONAL INDEMNITY COMPANY,
NATIONAL FIRE AND MARINE
INSURANCE COMPANY, COLUMBIA
INSURANCE COMPANY, NATIONAL
LIABILITY & FIRE INSURANCE
COMPANY, CYPRESS INSURANCE
COMPANY, NATIONAL INDEMNITY
COMPANY OF THE SOUTH, REDWOOD
FIRE AND CASUALTY INSURANCE
COMPANY, AMGUARD INSURANCE
COMPANY, GEICO CORPORATION,
GOVERNMENT EMPLOYEES
INSURANCE CORPORATION, MEDPRO
GROUP INC., THE MEDICAL
PROTECTIVE COMPANY, BERKSHIRE
HATHAWAY ASSURANCE
CORPORATION, BERKSHIRE
HATHAWAY LIFE INSURANCE
COMPANY OF NEBRASKA, BERKSHIRE
HATHAWAY HOMESTATE INSURANCE
COMPANY, PRINCETON INSURANCE
COMPANY, NATIONAL INDEMNITY
COMPANY OF MID AMERICA,
BERKSHIRE HATHAWAY SPECIALTY
INSURANCE COMPANY, BRILLIANT
NATIONAL SERVICES, INC., FINIAL
REINSURANCE COMPANY, OAK RIVER
INSURANCE COMPANY, NORGUARD
INSURANCE COMPANY, OLD UNITED
CASUALTY COMPANY, NRG AMERICA
HOLDING COMPANY, MPP COMPANY,
INC., BERKSHIRE HATHAWAY
CONSOLIDATED PENSION PLAN, BNSF
MASTER RETIREMENT TRUST,
PRECISION CASTPARTS CORP. MASTER
TRUST, BERKSHIRE HATHAWAY
DIRECT INSURANCE COMPANY,
GENERAL RE CORPORATION,
GENERAL RE LIFE CORPORATION,
GENERAL REINSURANCE
CORPORATION, GENERAL STAR
INDEMNITY COMPANY, GENERAL
STAR NATIONAL INSURANCE
COMPANY, GENESIS INSURANCE
COMPANY, MT. VERNON FIRE
INSURANCE COMPANY, RADNOR
SPECIALITY INSURANCE COMPANY,
UNITED STATES LIABILITY
INSURANCE COMPANY, U.S.
UNDERWRITERS INSURANCE
COMPANY, BERKSHIRE HATHAWAY
INTERNATIONAL INSURANCE LTD.
AND WEST GUARD INSURANCE
COMPANY

By	/s/ Warren E. Buffett
Warren E. Buffett Attorney-in-Fact

SCHEDULE 13G

EXHIBIT A

RELEVANT SUBSIDIARIES AND MEMBERS OF FILING GROUP

PARENT HOLDING COMPANIES OR CONTROL PERSONS:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

Berkshire Hathaway Inc.

GEICO Corporation

Medical Protective Corporation

General Re Corporation

INSURANCE COMPANIES AS DEFINED IN SECTION 3(a)(19) OF THE ACT:

National Indemnity Company

National Fire & Marine Insurance Company

Columbia Insurance Company

National Liability & Fire Insurance Company

Cypress Insurance Company

National Indemnity Company of the South

Redwood Fire & Casualty Company

Government Employees Insurance Company

The Medical Protective Company

Berkshire Hathaway Assurance Corporation

Berkshire Hathaway Life Insurance Company of Nebraska

Berkshire Hathaway Homestate Insurance Company

Princeton Insurance Company

National Indemnity Company of Mid America

Berkshire Hathaway Specialty Insurance Company

AmGUARD Insurance Company

Finial Reinsurance Company

Oak River Insurance Company

NorGUARD Insurance Company

Old United Casualty Company

GEICO Advantage Insurance Company

General Re Life Corporation

General Reinsurance Corporation

General Star Indemnity Company

Genesis Insurance Company

General Star National Insurance Company

West GUARD Insurance Company

Mt. Vernon Fire Insurance Company

Radnor Specialty Insurance Company

United States Liability Insurance Company

U.S. Underwriters Insurance Company

Berkshire Hathaway International Insurance Ltd.

Berkshire Hathaway Direct Insurance Company

EMPLOYEE BENEFIT PLANS IN ACCORDANCE WITH 13d-1-(b)(1)(ii)(F)

Berkshire Hathaway Consolidated Pension Plan Master Retirement Trust

BNSF Master Retirement Trust

Precision Castparts Corp. Master Trust

Note: No Common Stock of The Bank of New York Mellon Corporation is held directly by Berkshire Hathaway Inc. or by Warren E. Buffett, an individual who may be deemed to control Berkshire Hathaway Inc. 1,417,000 shares or approximately 0.1% of Common Stock of The Bank of New York Mellon Corporation are held directly by Brilliant National Services, Inc., MPP Company, Inc. and NRG America Holding Company, none of which are persons specified in Rule 13d-1 (b) (1) (ii) (A) through (J).

SCHEDULE 13G

EXHIBIT B

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned persons hereby agree that reports on Schedule 13G, and amendments thereto, with respect to the Common Stock of The Bank of New York Mellon Corporation. may be filed in a single statement on behalf of each of such persons, and further, each of such persons designates Warren E. Buffett as its agent and Attorney-in-Fact for the purpose of executing any and all Schedule 13G filings required to be made by it with the Securities and Exchange Commission.

Dated: April 9, 2020	/S/ Warren E. Buffett
Warren E. Buffett

Berkshire Hathaway Inc.

Dated: April 9, 2020	/S/ Warren E. Buffett
By: Warren E. Buffett Title: Chairman of the Board

National Indemnity Company

Dated: April 9, 2020	/S/ Marc D. Hamburg
By: Marc D. Hamburg Title: Chairman of the Board

National Fire & Marine Insurance Company

Dated: April 9, 2020	/S/ Marc D. Hamburg
By: Marc D. Hamburg
Title: Chairman of the Board

Columbia Insurance Company

Dated: April 9, 2020	/S/ Marc D. Hamburg
By: Marc D. Hamburg
Title: Chairman of the Board

National Liability & Fire Insurance Company

Dated: April 9, 2020	/S/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Cypress Insurance Company

Dated: April 9, 2020	/S/ Marc D. Hamburg
By: Marc D. Hamburg
Title: Assistant Secretary

National Indemnity Company of the South

Dated: April 9, 2020	/S/ Marc D. Hamburg
By: Marc D. Hamburg
Title: Chairman of the Board

Redwood Fire & Casualty Insurance Company

Dated: April 9, 2020	/S/ Marc D. Hamburg
By: Marc D. Hamburg
Title: Assistant Secretary

GEICO Corporation

Dated: April 9, 2020	/S/ Todd A. Combs
By: Todd A. Combs
Title: President

Government Employees Insurance Company

Dated: April 9, 2020	/S/ Todd A. Combs
By: Todd A. Combs
Title: President

The Medical Protective Company

Dated: April 9, 2020	/S/ Anthony A. Bowser
By: Anthony A. Bowser
Title: Chief Financial Officer

Med Pro Group Inc.

Dated: April 9, 2020	/S/ Anthony A. Bowser
By: Anthony A. Bowser
Title: Chief Financial Officer

Berkshire Hathaway Consolidated Pension Plan Master Trust

Dated: April 9, 2020	/S/ Mark D. Millard
By: Mark D. Millard
Title: Vice President Berkshire Hathaway Inc.

BNSF Master Retirement Trust

Dated: April 9, 2020	/S/ Julie Piggott
By: Julie Piggott
Title: Senior Vice President BNSF Railway Co.

Precision Castparts Corp. Master Trust

Dated: April 9, 2020	/S/ Shawn Hagel
By: Shawn Hagel
Title: Executive Vice President and Chief Financial Officer, Precision Castparts Corporation

Berkshire Hathaway Assurance Corporation

Dated: April 9, 2020	/S/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Berkshire Hathaway Life Insurance Company of Nebraska

Dated: April 9, 2020	/S/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Berkshire Hathaway Homestate Insurance Company

Dated: April 9, 2020	/S/ Andrew R. Linkhart
By: Andrew R. Linkhart
Title: Treasurer

Princeton Insurance Company

Dated: April 9, 2020	/S/ Anthony A. Bowser
By: Anthony A. Bowser
Title: Vice Chairman

National Indemnity Company of Mid America

Dated: April 9, 2020	/S/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

AmGUARD Insurance Company

Dated: April 9, 2020	/S/ Sy Foguel
By: Sy Foguel
Title: President

Berkshire Hathaway Specialty Insurance Company

Dated: April 9, 2020	/S/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Finial Reinsurance Company

Dated: April 9, 2020	/S/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Oak River Insurance Company

Dated: April 9, 2020	/S/ Andrew Linkhart
By: Andrew Linkhart
Title: Chief Financial Officer

NorGUARD Insurance Company

Dated: April 9, 2020	/S/ Sy Foguel
By: Sy Foguel
Title: Chief Executive Officer

Old United Casualty Company

Dated: April 9, 2020	/S/ Timothy J. McGill
By: Timothy J. McGill
Title: Treasurer

MPP Company, Inc.

Dated: April 9, 2020	/S/ Timothy J. McGill
By: Timothy J. McGill
Title: Treasurer

Berkshire Hathaway Direct Insurance Company

Dated: April 9, 2020	/S/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Brilliant National Services, Inc.

Dated: April 9, 2020	/S/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

NRG America Holding Company

Dated: April 9, 2020	/s/ Dale D. Geistkemper
By: Dale D. Geistkemper
Title: Treasurer

Genesis Insurance Company

Dated: April 9, 2020	/s/ Edward M. Nosenzo
by Edward M. Nosenzo
Title: Treasurer

Berkshire Hathaway International Insurance Ltd.

Dated: April 9, 2020	/s/ Donald F. Wurster
by Donald F. Wurster
Title: Director

West GUARD Insurance Company

Dated: April 9, 2020	/s/ Sy Foguel
by Sy Foguel
Title: President

GEICO Advantage Insurance Company

Dated: April 9, 2020	/s/ Todd A. Combs
by Todd A. Combs
Title: President

General Re Corporation

Dated: April 9, 2020	/s/ Michael P. O’Dea
by Michael P. O’Dea
Title: Senior Vice President

General Re Life Corporation

Dated: April 9, 2020	/s/ Edward M. Nosenzo
by Edward M. Nosenzo
Title: Vice President

General Reinsurance Corporation

Dated: April 9, 2020	/s/ Michael P. O’Dea
by Michael P. O’Dea
Title: Senior Vice President

General Star Indemnity Company

Dated: April 9, 2020	/s/ Edward M. Nosenzo
by Edward M. Nosenzo
Title: Treasurer

General Star National Insurance Company

Dated: April 9, 2020	/s/ Edward M. Nosenzo
by Edward M. Nosenzo
Title: Treasurer

Mt. Vernon Fire Insurance Company

Dated: April 9, 2020	/s/ Stephen J. Rivituso
by Stephen J. Rivituso
Title: Senior Vice President

Radnor Specialty Insurance Company

Dated: April 9, 2020	/s/ Stephen J. Rivituso
by Stephen J. Rivituso
Title: Executive Vice President

United States Liability Insurance Company

Dated: April 9, 2020	/s/ Stephen J. Rivituso
by Stephen J. Rivituso
Title: Senior Vice President

U.S. Underwriters Insurance Company

Dated: April 9, 2020	/s/ Stephen J. Rivituso
by Stephen J. Rivituso
Title: Senior Vice President